[Missing Graphic Reference]
PRESS RELEASE

MARKMAN ORDER ENTERED IN FINJAN v. SOPHOS
Court Adopts All of Finjan’s Claim Constructions

PALO ALTO, CA March 3, 2015 – Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity licensing company, today announced an update in the Finjan, Inc. v. Sophos matter, Case No. 14-cv-01197-WHO, that was filed on March 14, 2014 in the U.S. District Court for the Northern District of California.

The Markman Hearing was held on February 13, 2015.  On March 2, 2015, the Honorable William H. Orrick entered his Order construing disputed claim terms in four of the eight asserted patents: U.S. Patent Nos. 6,677,494 (“the ‘494 Patent”); 7,613,926 (“the ‘926 Patent”); 7,613,918 (“the ‘918 Patent”); and 6,154,844 (“the ‘844 Patent”), which cover endpoint security, web and messaging security, and networking and perimeter defense technologies.  There were no disputed claim terms from the other four asserted patents: U.S. Patent Nos. 6,804,780; 7,757,289; 8,141,154; and 8,566,580.  The Markman Order is available on PACER as Document No. 73 (re: Docket No. 58).

The parties had agreed that only five claim terms (or claim elements) from the ‘494, ‘926, ‘918, and ‘844 patents required the Court’s construction.  Of these five terms, the Court adopted each and every one of Finjan’s constructions, thus adding strength to the merits of Finjan’s infringement claims against Sophos.

“We are gratified to receive Judge Orrick’s Claim Construction Order adopting Finjan’s construction on all five terms in dispute in this matter, as it demonstrates his time, attention, and appreciation of the merits of the patented technologies asserted against Sophos,” said Julie Mar-Spinola, Finjan’s VP, Legal Operations.  Ms. Mar-Spinola added: “Finjan is committed to protecting its patent rights based on the merits of each of its claims and will not resort to courtroom gamesmanship to win.  It is important for all to understand that our objective with respect to our industry is not to stifle innovation but rather to encourage it; and our objective with respect to our existing licensees and shareholders is to protect their investments so we have sustainable resources to continue developing even more robust cybersecurity technologies. Successfully enforcing our patents is a key component to accomplishing these objectives.”

“Cybersecurity is one of the top priorities for the technology and banking industries and for government, all of which are struggling with consumer trust and protection,” said Phil Hartstein, President and CEO of Finjan.  “Consistent with President Obama’s recent Cybersecurity Initiative, it is imperative that the private sector works together to find technological solutions to maintain those interests while fending off harmful cyber attacks.  For more than a decade, Finjan has licensed its technology and intellectual property to companies working on these complex issues.”

Finjan has also filed patent infringement lawsuits against FireEye, BlueCoat, Proofpoint, Symantec, and Palo Alto Networks relating to, collectively, more than 20 patents in the Finjan portfolio.  The ‘494 and ‘926 Patents are also asserted against Palo Alto Networks; the ‘918 Patent is also asserted against Palo Alto Networks and Proofpoint; and the ‘844 Patent is also asserted against FireEye, BlueCoat and Proofpoint.  The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

ABOUT FINJAN
Founded in 1997, Finjan is recognized globally as a cybersecurity pioneer and leader. Finjan’s investment in innovation is captured in its patent portfolio, centered around software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis.  Finjan’s software detects malicious code and protects end users from identity and data theft, spyware, malware, phishing, trojans, and other online threats.  To date, Finjan has successfully licensed our intellectual property to major technology companies for more than $150 million.  For more information about Finjan, please visit www.finjan.com.

Follow Finjan Holdings, Inc.:

Twitter: @FinjanHoldings
LinkedIn: linkedin.com/company/finjan
Facebook: facebook.com/FinjanHoldings

Investor Relations Contact:
Alan Sheinwald | Capital Markets Group LLC|
(914) 669-0222 | alan@CapMarketsGroup.com

Media Relations Contact:
Mark Veverka | Sitrick and Company|
(415) 369-8454 | mveverka@sitrick.com

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the outcome of pending or future enforcement actions, our ability to expand our technology portfolio, the enforceability of our patents, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings’ intended plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2013, and the Company’s periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.